Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VASCO Data Security International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-62829), and Form S-8 (333-161158) of VASCO Data Security International, Inc. and subsidiaries of our reports dated February 29, 2016, with respect to the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports are included in the December 31, 2015 annual report on Form 10-K of VASCO Data Security International, Inc.

Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that VASCO Data Security International, Inc. acquired Silanis Technology, Inc. (Silanis) during 2015, and management excluded from its assessment of the effectiveness of the VASCO Data Security International Inc.’s internal control over financial reporting as of December 31, 2015, Silanis’s internal control over financial reporting associated with total assets of $99,376,000, and total revenues of $541,000, included in the consolidated financial statements of VASCO Data Security International, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the VASCO Data Security International, Inc. also excluded an evaluation of the internal control over financial reporting of Silanis.

/s/ KPMG LLP

Chicago, Illinois

February 29, 2016